EXHIBIT 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	April 3, 2020	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Change of Date and Time of Annual Meeting of Limited Partners

and Change to Virtual Format

DALLAS, April 3, 2020 (GLOBE NEWSWIRE) — Dorchester Minerals, L.P. (NASDAQ:DMLP) (the “Partnership”) announced today that, due to the emerging public health impact of the COVID-19 (Coronavirus) pandemic, the date, time and location and format of its 2020 Annual Meeting of Limited Partners (the “2020 Annual Meeting”) has been changed to 2:00 p.m. Central Time on Monday, May 18, 2020, and from an in-person meeting to a virtual meeting. Unitholders may not attend the meeting in person.

On April 2, 2020, the Partnership’s Board of Managers (the “Board”) approved the change to the date, time, location and format of the 2020 Annual Meeting in support of the health and well-being of the Partnership’s employees, unitholders and other associates, as well as the related protocols that have been or may be imposed by federal, state and local governments.

Unitholders of record at the close of business on March 19, 2020 will be able to access the 2020 Annual Meeting webcast at www.virtualshareholdermeeting.com/DMLP2020. Unitholders who attend the virtual meeting with their 16-digit control number as identified on their proxy card or their voting instruction form, will have the same rights and opportunities to participate as they would at an in-person meeting. Unitholders issued a voting instruction form that does not contain a 16-digit control number will still be able to attend the 2020 Annual Meeting as a “guest” and listen to the proceedings but must contact their brokerage firm, bank, or other financial institution for instructions on how to vote at the 2020 Annual Meeting. All Unitholders may continue to cast their votes for the 2020 Annual Meeting at www.proxyvote.com until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date and in accordance with the instructions in the Partnership’s proxy materials. Registered Unitholders may also submit questions for the 2020 Annual Meeting at annualmeeting2020@dmlp.net until 11:59 p.m. Eastern Time five days prior to the date of the 2020 Annual Meeting.

To access the Partnership’s updated Notice of Annual Meeting of Limited Partners, as filed with the Securities in Exchange Commission on the date hereof, and Proxy Statement, as filed with the Securities and Exchange Commission on February 27, 2020, please visit the Partnership’s website at www.dmlp.net under the Annual Meeting Presentations and Proxy Material heading.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests in 27 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.